Exhibit 10.5
PATTERSON-UTI ENERGY, INC.
2005 LONG-TERM INCENTIVE PLAN
SHARE-SETTLED
PERFORMANCE UNIT AWARD AGREEMENT
April 27, 2010
1.	Performance Unit Award. The Compensation Committee (the “Committee”) of the Board of Directors of Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), pursuant to the Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan, as amended from time to time (the “Plan”), hereby awards to (the “Grantee”), effective as of the Date of Award set forth above, a Performance Unit Award (the “Award”) on the terms and conditions as set forth in this agreement (this “Agreement”).
1.1	General Performance Criteria. The Award provides the Grantee an opportunity to receive Shares based upon the Company’s total stockholder return for the Performance Period (as that term is defined below) as compared with the total stockholder returns of National-Oilwell Varco, Inc., Transocean LTD, Baker Hughes Inc., Weatherford International Ltd., Smith International, Inc., Cameron International Corp., FMC Technologies, Inc., Nabors Industries Ltd., Noble Corporation, Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Helmerich & Payne, Inc., Rowan Companies, Inc., Pride International Inc., Key Energy Services Inc., Parker Drilling Co., Unit Corp., Atwood Oceanics Inc., Basic Energy Services Inc., Pioneer Drilling Co., Union Drilling Inc. and Bronco Drilling Company, Inc., as such group of companies may be adjusted pursuant to Section 1.5 (the “Peer Index Companies”) for such period. Total shareholder return for the Company will be measured based on $100 invested in the Company’s common stock on the first day of the Performance Period, with dividends reinvested.

1.2	Issuance of Shares Upon Achievement of Performance Criteria as of the Final Day of the Performance Period. If (a) the Company’s total stockholder return (dividends during the Performance Period, if any, are assumed to be reinvested) for the three-year period (the “Performance Period”) ending March 31, 2013 (the “Final Day of the Performance Period”), is positive and equals or exceeds the 25th percentile of the total stockholder returns of the Peer Index Companies for the Performance Period, (b) a Change in Control of the Company has not occurred on or before the Final Day of the Performance Period, and (c) the Grantee remains in the active employ of the Company through the Final Day of the Performance Period, then the Company shall issue to the Grantee the number of Shares determined as follows:
(i)	if the Company’s total stockholder return for the Performance Period is equal to the 25th percentile rank of the Company’s total stockholder return for the Performance Period as compared to the total stockholder returns of the Peer Index Companies, Shares (the “Base Amount”);

(ii)	if the Company’s total stockholder return for the Performance Period is greater than the 25th percentile rank of the Company’s total stockholder return for the Performance Period as compared to the total stockholder returns of the Peer Index Companies but less than the 50th percentile, two times the Base Amount multiplied by two times the percentile rank achieved for the Performance Period (expressed as a percentage) (i.e., (2 x Base Amount) x (2 x percentile rank (%)));
E.g., assume that the Base Amount of the Award is                      Shares and the total stockholder return of the Company for the Performance Period as compared to the total stockholder returns of the Peer Index Companies ranks in the 40th percentile. The total amount of Shares issuable to the Grantee under the Award would be                      Shares, which is determined as follows: (2 x                     ) x (2 x 40%) =                      x 80% =                     .
(iii)	if the Company’s total stockholder return for the Performance Period is equal to the 50th percentile rank of the Company’s total stockholder return for the Performance Period as compared to the total stockholder returns of the Peer Index Companies, two times the Base Amount;

(iv)	if the Company’s total stockholder return achieved for the Performance Period is greater than the 50th percentile rank of the Company’s total stockholder return for the Performance Period as compared to the total stockholder returns of the Peer Index Companies but less than the 75th percentile, two times the Base Amount plus the product of two times the Base Amount multiplied by the quotient obtained by dividing the difference of the percentile rank achieved for the Performance Period (expressed as a percentage) minus 50 percent (50%) by 25 percent (25%) (i.e., (2 x Base Amount) + [(2 x Base Amount) x ((percentile rank (%) – 0.50)/0.25)]); or
E.g., assume that the same facts as the example above in clause (ii) except that the total stockholder return of the Company for the Performance Period as compared to the total stockholder returns of the Peer Index Companies ranks in the 60th percentile. The total amount of Shares issuable to the Grantee under the Award would be                      Shares, which is determined as follows: (2 x                     ) + [(2 x                     ) x ((60% - 50%)/25%)] =                      + [                     x (10%/25%)] =                      +[                     x 40%] =                       +                      =                     .
(v)	if the Company’s total stockholder return for the Performance Period is equal to or greater than the 75th percentile rank of the Company’s total stockholder return for the Performance Period as compared to the total stockholder returns of the Peer Index Companies, four times the Base Amount.
No Shares will be issued under this Section 1.2 if any Shares are issuable under Section 1.3.

1.3	Issuance of Shares Upon Achievement of Performance Criteria Following the Final Day of Performance Period. If (a) the Company’s total stockholder return for the Performance Period is negative, (b) during the two-year period ending March 31, 2015, the Company’s total shareholder return for any 30 consecutive day period (the “Secondary Performance Period”) equals or exceeds 18 percent (18%) on an annualized basis from April 1, 2010 through the last day of such 30 consecutive day period (the “Final Day of the Secondary Performance Period”), and (c) the Grantee is in the active employ of the Company through the Final Day of the Secondary Performance Period, then the Company shall issue to the Grantee the number of Shares equal to the amount, if any, as determined under Section 1.2 based on the Company’s total shareholder return relative to the Peer Index Companies as of March 31, 2013. No Shares will be issuable under this Section 1.3 if an amount is issuable under Section 1.2.

1.4	Forfeiture. Notwithstanding any other provision of this Agreement to the contrary, the Award pursuant to this Agreement shall lapse and be forfeited on the earlier of the following:
(i)	the Final Day of the Performance Period if (a) the Company’s total stockholder return for the Performance Period is less than the 25th percentile of the total stockholder returns of the Peer Index Companies for the Performance Period and (b) a Change in Control of the Company has not occurred on or before the Final Day of the Performance Period; and

(ii)	March 31, 2015 if (a) the Company’s total stockholder return for the Performance Period is negative, (b) the Company’s total stockholder return for the Performance Period is equal to or greater than the 25th percentile of the total stockholder returns of the Peer Index Companies for the Performance Period; (c) the Final Day of the Secondary Performance Period has not occurred on or before March 31, 2015 and (d) a Change in Control of the Company has not occurred on or before March 31, 2015.
1.5	Committee Determination. Pursuant to Articles 4 and 9 of the Plan, the Committee shall have the discretion to calculate the total stockholder returns for the Performance Period and, if applicable, the Secondary Performance Period for the Peer Index Companies, including the Company, and to determine the formula to achieve such calculations.

The Committee’s determinations with respect to the Performance Period or Secondary Performance Period for purposes of this Agreement shall be binding upon all persons. The Committee may not increase the Shares issuable under this

Agreement. The Committee may, in its sole discretion, make such adjustments as it deems necessary and appropriate, if any, in the composition of the group of Peer Index Companies to address the merger or consolidation of any company in the Peer Index Companies as of the date hereof with another company, an acquisition or disposition of a significant portion of such company’s businesses or assets as it exists on the date hereof, or any other extraordinary event occurring in relation to such company during the term of this Agreement.

Prior to an issuance of Shares made pursuant to Section 1.2 or, if applicable, Section 1.3 and as provided in Section 2 or Section 3.4, the Compensation Committee of the Board of Directors of the Company shall determine if the performance criteria for such issuance has been satisfied and, to the extent such performance criteria has been satisfied, shall certify in writing that such performance criteria has been satisfied.
2.	TIME OF ISSUANCE OF SHARES. For purposes of this Agreement, unless otherwise provided under the Plan or Section 3.4 of this Agreement, the Company shall cause the Shares to be issued to the Grantee pursuant to Section 1.2 or, if applicable, Section 1.3 on or before the 75th day following the Final Day of the Performance Period or, if applicable, the Final Day of the Secondary Performance Period. Any Shares issued pursuant to this Agreement will be issued to the Grantee or, if issuable pursuant to Section 3.3, the Grantee’s legal representative or the Grantee’s estate, and thereafter the Grantee or, if applicable, the Grantee’s estate and heirs, executors, administrators and the Grantee’s legal representatives shall have no further rights with respect to the Award or this Agreement.

3.	TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL. The following provisions will apply in the event the Grantee’s employment with the Company terminates, or a Change in Control (as defined below) occurs, before the Final Day of the Performance Period or, if applicable the Final Day of the Secondary Performance Period.
3.1	Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them under this Section:
(i)	The Grantee will have a “Disability” if the Grantee qualifies for long-term disability benefits under a long-term disability program sponsored by the Company in which executive officers participate generally or, if the Company does not sponsor such a long-term disability program, the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(ii)	“Retirement” means the voluntary termination of the Grantee’s employment relationship with the Company on or after the date on which the sum of the Grantee’s age and number of full years of service total 65.

(iii)	A “Change in Control of the Company” shall mean the occurrence of any of the following after the Grant Date and prior to the date on which the Performance Unit Award is forfeited in accordance with Section 1.4:
(1)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (A) the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subclause (1) of this Section 3.1(iii), the following acquisitions shall not constitute a Change in Control of the Company: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subclause (3) of this Section 3.1(iii); or

(2)	Individuals who, as of the Grant Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Grant Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

(3)	Consummation of (xx) a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or (yy) a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such

Business Combination beneficially own, direct or indirectly, more than 65% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or, if earlier, of the action of the Board of Directors, providing for such Business Combination.
3.2	Termination Generally. Except as specified in Section 3.3 and 3.4 below, all of the Grantee’s rights in this Agreement, including all rights to the Performance Unit Award granted to the Grantee, will lapse and be completely forfeited on the date the Grantee’s employment terminates if:
(i)	the Grantee’s employment with the Company terminates on or before the Final Day of the Performance Period for Shares issuable pursuant to Section 1.2, if any, for any reason other than death, Disability or Retirement; or

(ii)	the Company’s total stockholder return for the Performance Period is negative and the Grantee’s employment with the Company terminates after the Final Day of the Performance Period but on or before the Final Day of the Secondary Performance Period for Shares issuable pursuant to Section 1.3, if any, for any reason other than death, Disability or Retirement.
3.3	Death, Disability or Retirement. Notwithstanding any other provision of this Agreement to the contrary, if the Grantee’s employment with the Company terminates due to the Grantee’s death, Disability, or Retirement either:

(i)	after the completion of at least one month of the Performance Period and on or before the Final Day of the Performance Period for Shares issuable pursuant to Section 1.2, if any, then the Company will cause Shares to be issued to the Grantee, at such time as provided in Section 2, an amount equal to the product of (1) and (2) where (1) is the amount the Grantee would have received under this Agreement if the Grantee’s employment with the Company had not been terminated due to the Grantee’s death, Disability or Retirement before such Final Day of the Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of the Grantee’s death, or the Grantee’s termination of employment with the Company due to a Disability or Retirement up to a maximum of 1095 days and the denominator of which is 1095; or

(ii)	after the completion of at least one month of the Performance Period and on or before the Final Day of the Secondary Performance Period for Shares issuable pursuant to Section 1.3, if any, then the Company will cause Shares to be issued to the Grantee, at such time as provided in Section 2, an amount equal to the product of (1) and (2) where (1) is the amount the Grantee would have received under this Agreement if the Grantee’s employment with the Company had not been terminated due to the Grantee’s death, Disability or Retirement before such Final Day of the Secondary Performance Period and (2) is a fraction, the numerator of which is the number of days from the beginning of the Performance Period through the date of the Grantee’s death, or the Grantee’s termination of employment with the Company due to a Disability or Retirement up to a maximum of 1095 days and the denominator of which is 1095.
3.4	Change in Control. Notwithstanding anything in the Agreement to the contrary, the Company (or its successor) will cause to be issued to the Grantee immediately preceding a Change in Control of the Company a number of Shares in an amount equal to two times the Base Amount, and thereafter the Company (or its successor) will have no further obligations to the Grantee pursuant to this Agreement; provided, however, that this Section 3.4 shall not apply if the Grantee is the Covered Person or forms part of the Covered Person below that acquires 35% or more of either the Outstanding Company Common Stock or Outstanding Company Voting Securities and such acquisition constitutes a Change in Control of the Company.
4.	TAX WITHHOLDING. To the extent that the grant, vesting or issuance of Shares under the Agreement results in income to the Employee for federal, state or local income, employment, excise or other tax purposes with respect to which the Company or any of its Subsidiaries has a withholding obligation, the Employee shall deliver to the Company or such Subsidiary at the time of such receipt or lapse, as the case may be, such amount of money as the Company or such Subsidiary may require to meet its obligation under applicable tax laws or regulations. If the Employee fails to do so, the Company or its Subsidiary is authorized to withhold from wages or other amounts otherwise payable to such Employee the minimum statutory withholding taxes as may be required by law or to take such other action as may be necessary to satisfy such withholding obligations. The Committee may, in its sole discretion, permit the Employee to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the Employee’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable under this Agreement. The Company shall not be obligated to issue any Shares granted hereunder until all applicable federal, state and local income, employment, excise or other tax withholding requirements have been satisfied.
5.	NONTRANSFERABILITY. The Performance Unit Award and the Grantee’s rights under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.

6.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the Performance Unit Award shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

7.	PERFORMANCE UNIT AWARD DOES NOT AWARD ANY RIGHTS OF A STOCKHOLDER. The Grantee shall not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the Performance Unit Award that are awarded hereby. Only after the Shares are issued in exchange for the Grantee’s rights under this Agreement will the Grantee have all of the rights of a shareholder with respect to such Shares issued in exchange for such rights.

8.	EMPLOYMENT RELATIONSHIP. For purposes of this Agreement, the Grantee shall be considered to be in the employment of the Company as long as the Grantee has an employment relationship with the Company and any of its Subsidiaries. The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, under the Plan, and the Committee’s determination shall be final and binding on all persons.

9.	NOT AN EMPLOYMENT AGREEMENT. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between the Grantee and the Company or any Affiliate or guarantee the right to remain employed by the Company or any Affiliate for any specified term.

10.	LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

11.	COMPANY LIABLE FOR ISSUANCE OF SHARES. Except as specified in Section 3.4, the Company is liable for the issuance of any Shares that become issuable under this Agreement.

12.	SECURITIES ACT LEGEND. The Grantee consents to the placing on the certificate for the Shares of an appropriate legend restricting resale or other transfer of the Shares except in accordance with all applicable securities laws and rules thereunder, as well as any legend under Section 13.5 of the Plan as determined by the Committee.

13.	NO FRACTIONAL SHARES. All provisions of this Agreement concern whole Shares. Notwithstanding anything contained in this Agreement to the contrary, if the application of any provision of this Agreement would yield a fractional share, such fractional share shall be rounded down to the next whole Share.

14.	MISCELLANEOUS. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan.
[SIGNATURE PAGE TO FOLLOW]

     In accepting the Performance Unit Award set forth in this Agreement the Grantee accepts and agree to be bound by all the terms and conditions of the Plan and this Agreement.

PATTERSON-UTI ENERGY, INC.

By:

(“GRANTEE”)